As filed with the United States Securities and Exchange Commission on May 17, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GTY TECHNOLOGY HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	83-2860149
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(702) 945-2898

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan

(Full title of the plan)

Harry L. You

Chief Financial Officer

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(702) 945-2898

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joel L. Rubinstein

Jonathan P. Rochwarger

Elliott M. Smith

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Tel: (212) 294-6700

Fax: (212) 294-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (4)
Common Stock, par value $0.0001 per share (5)	5,300,000	$9.77	$51,781,000	$6,276

(1)	The common stock, par value $0.0001 per share (the “Common Stock”) of GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc, the “Registrant”) being registered relate to awards to be undertaken in the future, with such terms and vesting conditions, as applicable, to be determined in accordance with the provisions of the GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Common Stock of the Registrant which, as a result of share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration, are issued in accordance with the provisions of the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of the Common Stock on The Nasdaq Capital Market on May 15, 2019.

(4)	Calculated pursuant to Section 6(b) of the Securities Act as follows: Proposed maximum aggregate offering price multiplied by .0001212.

(5)	Represents shares of common stock reserved for issuance pursuant to future awards under the GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is incorporating by reference into this Registration Statement the filings listed below and any additional documents that the Registrant may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 18, 2019;

•	the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2019 filed with the SEC on May 13, 2019;

•	the Registrant’s Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 4, 2019, January 14, 2019, February 4, 2019, February 5, 2019, February 8, 2019, February 13, 2019, February 14, 2019, February 14, 2019 (both Current Reports filed on such date), February 25, 2019, March 18, 2019 and May 13, 2019 (except with respect to Item 2.02);

•	the Registrant’s proxy statement/prospectus included in its registration statement on Form S-4, as amended and supplemented, originally filed with the SEC on January 11, 2019 (other than those portions of such proxy statement/prospectus not deemed to be “filed” with the SEC) (File No. 333-229189); and

•	the description of the Registrant’s shares of common stock and warrants contained in the Registrant’s Current Report on Form 8-K12B/A filed with the SEC on March 18, 2019, including any amendment or report filed for the purpose of updating such descriptions.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Massachusetts General Laws Chapter 156D, Sections 8.51 - 8.59, inclusive, provide that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both Chapter 156D, Section 8.57 and the Registrant’s articles of organization provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at the Registrant’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his or her status as such. The Registrant currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of the Registrant.

Under Chapter 156D, Section 8.51(d), the Registrant may not indemnify a director unless ordered to do so by a court if his or her conduct (i) did not satisfy the requirements that he or she (A) has conducted himself or herself in good faith, (B) reasonably believed that his or her conduct was in the best interest of the Registrant or that his or her conduct was at least not opposed to the best interests of the Registrant, (C) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (ii)(A) constituted a breach of the director’s duty of loyalty to the corporation or its shareholders, (B) involved acts or omissions not in good faith or intentional misconduct or a knowing violation of law, (C) resulted in an improper distributions under section 6.40 of Chapter 156D of the Massachusetts General Laws, (D) resulted in the director deriving an improper benefit, or (E) with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan, was at least not opposed to the best interests of the Registrant.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

The Registrant is not obligated under its articles of organization to indemnify or advance expenses to a director or officer of a predecessor of the Registrant, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

The Registrant’s articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. The Registrant’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of the Registrant for acts or omissions occurring prior to the amendment or repeal. The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Restated Articles of Organization of GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 25, 2019).

4.2	Bylaws of GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.) (incorporated by reference to Annex J to the Company’s Registration Statement on Form S-4 (File No. 333-229189), filed with the SEC on January 11, 2019).

4.3	Specimen Stock Certificate of GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.) (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-4 (File No. 333-229189) filed with the SEC on January 11, 2019).
4.4	Specimen Warrant Certificate (incorporated by reference to the Exhibit 4.3 to the Registration Statement of GTY Technology Holdings Inc. (Cayman Islands) (“GTY Cayman”) on Form S-1 (File No. 333-213809) filed with the SEC on September 26,2016).
4.5	Warrant Agreement between GTY Cayman and Continental Stock Transfer & Trust Company, dated as of October 26, 2016 (incorporated by reference to Exhibit 4.4 to GTY Cayman’s Current Report on Form 8-K filed with the SEC on November 1, 2016).
5.1	Opinion of TCF Law Group, PLLC.
10.1	Form of GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K12B/A filed with the SEC on March 18, 2019).
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of GTY Technology Holdings Inc.
23.2	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Bonfire Interactive Ltd. and its subsidiary.
23.3	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Citybase Inc. and its subsidiary.
23.4	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of eCivis, Inc.
23.5	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Open Counter Enterprises, Inc.
23.6	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Questica Inc. and Questica USCDN Inc.
23.7	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Sherpa Government Solutions LLC.
23.8	Consent of TCF Law Group, PLLC (contained in the opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 17, 2019.

GTY Technology Holdings Inc.

/s/ Stephen Rohleder
Name: Stephen Rohleder
Title: Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Rohleder and Harry L. You, or each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of GTY Technology Holdings Inc. and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Capacity in Which Signed	Date

/s/ Stephen Rohleder	Chief Executive Officer and Chairman	May 17, 2019
Stephen Rohleder	(Principal Executive Officer)

/s/ Harry L. You	Chief Financial Officer and Director	May 17, 2019
Harry L. You	(Principal Financial and Accounting Officer)

/s/ Paul Dacier	Director	May 17, 2019
Paul Dacier

/s/ Randolph Cowen	Director	May 17, 2019
Randolph Cowen

/s/ William D. Green	Director	May 17, 2019
William D. Green

/s/ Joseph M. Tucci	Director	May 17, 2019
Joseph M. Tucci

/s/ Charles Wert	Director	May 17, 2019
Charles Wert